USPB Annual
Meeting Highlights

The primary story line for USPB’s 2013 annual meeting centered around USPB producers delivering cattle that met unitholder delivery obligations and excelled in terms of quality. “Our producers continued to deliver high quality grading cattle that met the specifications National Beef’s branded beef products call for,” CEO Stan Linville told USPB producers attending the company’s annual meeting on March 28.

For the sixth year in a row, the percentage of Choice and Prime carcasses delivered by USPB producers topped 70%. At 73.85% Choice and Prime, fiscal year 2013’s results were the third highest in company history, and resulted in average Quality Grade grid premiums of $30.96 per head, which was a testament to the quality of cattle our producers delivered. In total, USPB paid premiums of $46.5 million for cattle marketed through our company.

It’s also interesting to note where our cattle came from given the price premium in the northern states and the freight costs to deliver cattle. Cattle from two hundred twenty-one feedlots from 11 states were delivered through USPB during delivery year 2013. “Most, approximately 83%, came out of Kansas feedlots,” he added. The balance came from feedlots in Oklahoma, Iowa, Nebraska, Texas, South Dakota, Missouri, Colorado, New Mexico, Illinois and Wisconsin.

“Part of our success has been due to our facilitated leasing service we provide for our unitholders,” Linville said. “During delivery year 2013, we facilitated the leasing of 180,145 delivery rights to USPB producers who wanted to deliver cattle on our quality-based grids. In addition, another 231,464 delivery rights were leased privately by our unitholders to USPB producers. In total, more than 52% of USPB cattle were marketed using leased delivery rights in delivery year 2013.

“As a result of several challenges faced by National Beef,

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USPB, National Beef Participate
in BJ’s Educational Trade Show

National Beef and USPB staff recently participated in a trade show put on by BJ’s, a wholesale club customer of National Beef, specifically for BJ’s key management personnel. “It was an opportunity to help BJ’s management understand National Beef’s integration through U.S. Premium Beef to produce products like NatureSource® Natural Angus Beef,” Brian Bertelsen, USPB Vice President, Field Operations, explained.

Held in Orlando, FL, the convention included 50 vendors and private label suppliers for BJ’s. Each met and present-ed to individual groups of BJ’s personnel. “We visited with people who were store managers and higher level company staff, in groups of about 12 people at a time,” Bertelsen added. “They were interested in learning more about the beef industry and beef processing and how producers, through USPB, deliver the products National Beef’s customers want.”

BJ’s Wholesale Club is a key customer operating in fifteen states with approximately 200 stores, primarily on the east coast. BJ’s markets commodity beef as well as the Nature-Source® product line. A key item BJ’s features is the Nature-

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Calf-fed season means more demand for carcass data

Steps to Successful
Carcass Data Collection

By Brian Bertelsen, VP, Field Operations

We are beginning “calf-fed season”. That time of year when spring-born calves will begin arriving at the packing plant. Since these cattle take a shorter, more direct route from the ranch to the feedlot, we see a seasonal increase in the requests for individual animal carcass data, which U.S. Premium Beef offers at no additional charge. Here are a few suggestions for successful carcass data collection.

All USPB lots, by default, get a settlement sheet with the group, or lot, carcass data and all the mathematics used to determine their value. This includes plant averages that give an idea of current industry averages for yield, or dressing percentage, and also yield grades. A list of individual carcasses is also included for all USPB lots. However, this does not include any cross references to visual ID tags.

USPB offers two options for individual animal data. Option one includes basic carcass data tied to visual ear tags. Option two includes the basic data plus marbling, ribeye area and backfat thickness tied to the ear tag numbers. These options MUST be requested when the cattle are placed on the showlist.

It is necessary for ranchers to first communicate with the feedlot before the cattle are ready for harvest, to let them know they would like this data collected. A reminder right before they are placed on the showlist is also recommended. That way, the feedlot can mark option one or two on their “USPB Showlist Form B”, which is submitted before noon on Tuesday, the week before shipment. There is also space on Form B to describe the visual tags .. This is especially helpful if the cattle have multiple visual tags. That information is

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Gardiner, Laue, Morgan
Re-elected to USPB Board

USPB unitholders re-elected Mark Gardiner, Ashland, KS, Doug Laue, Council Grove, KS, and Joe Morgan, Scott City, KS, to the Board of Directors at the company’s annual meeting on March 28. All three directors will serve three year terms.

The Board reappointed Mark Gardiner, Chairman, Duane Ramsey, Vice Chairman and Joe Morgan, Secretary.♦

USDA's Choice/Select Spread Rebounds

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Annual Meeting Highlights...	continued from page 1

USPB realized a net loss of $11.2 million for financial reporting purposes in fiscal year 2013,” CFO Scott Miller explained. Those challenges primarily related to compressed beef processing margins and the impairment charge taken by National Beef as a result of its decision to close the Brawley, CA, beef processing facility.

Although USPB realized a loss for financial reporting, USPB’s taxable income for 2013 was $4.7 million, which is important as taxable income drives the distributions made to USPB’s unitholders.♦

Steps to Successful Carcass Data...	continued from page 1

passed on to the data collection team so they know your first preference of visual tags to be recorded.

Next, National Beef schedulers group the data cattle together for delivery on specific days at each of the National Beef plants. Then, the data collection team is present to follow them through and record the visual ear tags on the slaughter floor. This is done at a point where each carcass is individually identified with a carcass ID number.

At this same location is where the electronic ID (EID) tag reader is located. If an animal has an EID tag that is read by the reader, that data is automatically tied to the carcass ID number for that animal. Then, for carcasses within a “data” lot that do NOT have an EID tag, the data collector can enter the matching visual tag with each carcass according its carcass ID number.

Finally, early in the week following harvest, grids are calculated and the data reports are generated. Producers have two choices for how they receive the data for lots that had individual data requested. One option is traditional paper printouts that are mailed. The other option is to receive them by email. Electronic reports include a PDF file of those same reports that are printed and mailed as well as a spreadsheet of the individual animal data.

One advantage of the email option is that producers receive their data sooner. The other is the spreadsheet. This allows for producers to manipulate and rearrange the data themselves. For example, the data can be sorted by total value per head. Also, this data can be imported into most cow herd management software programs without retyping the data. Finally, if the data is to be shared with a breed association, the producer can simply forward the email and then data can be imported into the association’s database without retyping.

If USPB producers would like assistance in analyzing their carcass data, please call me at 866.877.2525. The Analyzing Individual Data (AID) spreadsheet is also available at no charge. Ranchers can copy and paste their carcass data into it without retyping and also incorporate ranch data such as their calf book or weaning weights to get a much bigger picture of the strengths and weaknesses of their cattle.♦

USPB, National Beef Participate...	continued from page 1

Source® one pound ground beef brick, which is a new product that has an increased shelf life.

“Anytime we can highlight our producer relationship we increase our credibility,” Reid Swanson, National Beef Business Manager, added. “BJ’s customers want to know where their beef comes from and how it is produced. This was an opportunity to help their management understand the NatureSource® production cycle as well as build confidence with employees and ultimately customers. Having a person from USPB, who represents the producer side of our business, helps us build trust and appreciation in the quality and safety of our products at events like this.”♦

Did You Know...

✓If you have delivery year 2014 delivery rights you would like USPB to help you get leased to other producers, please call our office at 866-877-2525 to put them on our lease list.

✓USPB currently has a limited number of delivery rights to lease. If you want to market cattle through USPB, please call our office to check on availability of delivery rights to lease.♦

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 3/09/14 to 4/05/14
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.03	64.81
Prime	3.64	7.10
CH & PR	80.99	88.84
CAB	30.41	40.83
BCP	18.39	19.03
Ungraded	0.43	0.20
Hard Bone	0.37	0.15
YG1	4.78	3.26
YG2	29.11	25.81
YG3	46.76	49.34
YG4	17.32	19.20
YG5	2.02	2.39
Light Weight	0.50	0.18
Heavy Weight	0.71	0.56
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$22.46	$35.60
Yield Benefit	$36.39	$59.99
Yield Grade	-$6.23	-$7.94
Out Weight	-$1.50	-$0.95
Natural	$1.82	$3.68
Total Premium	$52.94	$90.38